Exhibit 99.1

Rezolute Announces Pricing of Offering of $90 Million of Common Stock and Pre-Funded Warrants

NEW YORK—(BUSINESS WIRE)—April 23, 2025— Rezolute, Inc. (Nasdaq: RZLT) (“Rezolute” or the “Company”), a late-stage biopharmaceutical company committed to developing novel, transformative therapies for serious rare diseases, today announced the pricing of an underwritten offering, priced at-the-market under Nasdaq rules, of an aggregate of 20,786,923 shares of its common stock at an offering price of $3.25 per share, and, to certain investors in lieu of common stock, pre-funded warrants to purchase up to 6,905,385 shares of common stock at an offering price of $3.2490 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.001 per share exercise price for each pre-funded warrant. Gross proceeds from the underwritten offering before deducting underwriting discounts and commissions and other offering expenses are expected to be approximately $90 million. Rezolute has also granted the underwriters a 30-day option to purchase up to an additional 4,153,846 shares of common stock at the offering price, less underwriting discounts and commissions.

All shares of common stock and pre-funded warrants to be sold in the offering will be offered by Rezolute. The closing of the offering is expected to occur on or about April 24, 2025, subject to the satisfaction of customary closing conditions.

The deal includes participation from new and existing investors, including Federated Hermes Kaufmann Funds, Blackstone Multi-Asset Investing, Great Point Partners, LLC, Marshall Wace, Woodline Partners LP, Nantahala Capital, Squadron Capital Management and select mutual funds.

Guggenheim Securities is acting as the sole book-running manager for the offering. BTIG, H.C. Wainwright & Co., and Jones are acting as lead managers for the offering. Craig-Hallum and Maxim Group LLC are acting as co-managers for the offering. WG Partners LLP is acting as financial advisor.

Rezolute intends to use the net proceeds from the offering for research and development, general corporate expense and working capital needs.

A shelf registration statement on Form S-3 (File No. 333-275562) relating to the securities to be offered in the offering was filed with the Securities and Exchange Commission (the “SEC”) and was declared effective on November 29, 2023. The offering will be made only by means of a prospectus supplement and accompanying prospectus that form a part of the registration statement. A preliminary prospectus supplement and final prospectus supplement and the accompanying prospectus relating to and describing the terms of the underwritten offering will be filed with the SEC and, when available, may be obtained on the SEC’s website at www.sec.gov. Copies of the preliminary prospectus supplement and final prospectus supplement and accompanying prospectus relating to the offering, when available, may be obtained by contacting: Guggenheim Securities, LLC, Attention: Equity Syndicate Department, 330 Madison Avenue, New York, New York 10017, by telephone at (212) 518-9544, or by email at GSEquityProspectusDelivery@guggenheimpartners.com.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy these securities, nor shall there be any sale of, these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Rezolute, Inc.

Rezolute is a late-stage rare disease company focused on significantly improving outcomes for individuals with hypoglycemia caused by hyperinsulinism (“HI”). The Company’s antibody therapy, ersodetug, is designed to treat all forms of HI and has shown substantial benefit in clinical trials and real-world use for the treatment of congenital HI and tumor HI.

Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including statements regarding the proposed offering, including statements regarding Rezolute’s expectations on the timing and completion of the offering and the anticipated use of proceeds therefrom, constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include any statements about the Company’s strategy, future operations and future expectations and plans and prospects for the Company, and any other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend”, “goal,” “may”, “might,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions. Such forward-looking statements involve substantial risks and uncertainties that could cause the Company’s development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, those related to market and other financial conditions, the potential completion of the proposed offering or the size or terms thereof, satisfaction of customary closing conditions related to the proposed offering and other factors discussed in the “Risk Factors” section contained in the preliminary prospectus supplement and final prospectus supplement that will be filed with the SEC and the reports that the Company has filed with the SEC. Any forward-looking statements represent the Company’s views only as of the date of this press release. The Company anticipates that subsequent events and developments will cause its views to change. While the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so except as required by law.

Contacts:

Rezolute, Inc.

Christen Baglaneas

cbaglaneas@rezolutebio.com

508-272-6717

Media

Sarah Lima

Sarah@GalvinPR.com

(774) 766-0200